Exhibit 99.1


             Midas Reports Third Quarter Income of $0.21 Per Share;
                     Retail Sales Turn Positive in September


     ITASCA, Ill.--(BUSINESS WIRE)--Oct. 26, 2006--Midas, Inc. (NYSE:MDS) reported net income of $3.3 million--or $0.21 per diluted share--for the third quarter ended Sept. 30, 2006, up from $1.5 million--or $0.09 per diluted share--for the same period last year when the company posted restructuring charges of $1.5 million related to the company's exit from the exhaust manufacturing and distribution business.

     In the third quarter of 2006, Midas recorded pre-tax business transformation charges of $0.4 million for costs related to the system-wide shop re-imaging project. The third quarter results also include incremental stock option expense of $0.5 million under provisions of SFAS 123R.

     Adjusted third quarter 2006 and 2005 results were as follows:

                                   Q3 2006              Q3 2005
                             -------------------- --------------------
                             Oper.   Net    Per   Oper.   Net    Per
  ($ in millions, except
   EPS)                      Income Income Share  Income Income Share

GAAP Earnings Measures        $7.6   $3.3  $0.21   $4.8   $1.5  $0.09

Adjustments (reflects non-
 GAAP measures):
  Business transformation
   charges                     0.4    0.2   0.02    1.5    0.9   0.06
  Gains on asset sales           -      -      -   (0.1)     -      -
  Losses from Exhaust
   business                      -      -      -    0.9    0.5   0.03
  Incremental SFAS 123R        0.5    0.3   0.02      -      -      -
                             ------ ------ ------ ------ ------ ------
Non-GAAP Earnings Measures    $8.5   $3.8  $0.25   $7.1   $2.9  $0.18
                             ------ ------ ------ ------ ------ ------


     "We are encouraged by the September improvement in U.S. retail sales that began as gas prices started to drop and customers responded positively to our aggressive brake promotion," said Alan D. Feldman, Midas chairman and chief executive officer. "However, even with the increase of approximately 5.5 percent in U.S. September comparable shop sales, our comparable sales for the quarter were down 1.8 percent because of the effects of high gas prices during the critical driving months of July and August."

     Feldman said that comparable shop retail sales at the approximately 200 Midas shops in Canada were up 3.9 percent for the quarter.

     "In addition to the easing of gasoline prices that brought back customers who had been deferring their spending on auto service, the Midas system benefited in September from its focus on the brake business, which increased by approximately 8.0 percent in the U.S. during September," Feldman said.

     For all of the third quarter, brakes declined 5.8 percent in the U.S. Brakes account for more than 40 percent of revenues in Midas shops.

     "We also made progress on our three retail initiatives during the quarter resulting in a 17.6 percent increase in U.S. tire sales, a 12.4 percent increase in oil changes, and the approval by U.S. franchisees to launch a nationwide commercial fleet program with standardized services and pricing," Feldman said.

     "Despite the challenges in the retail marketplace during the quarter, Midas was able to report results in line with our projections because of strict management of expenses," Feldman said.

     Cash Flow Continues Strong


Selected Cash Flow Information ($ in millions)         YTD      YTD
                                                       2006     2005

Cash provided by operating activities before cash
 outlays for business transformation costs and total
 changes in assets and liabilities                     $22.2    $19.2
Cash outlays for business transformation costs          (4.8)    (3.9)
Total changes in assets and liabilities                  2.9     (8.0)
                                                     -----------------
Net cash provided by operating activities              $20.3     $7.3
                                                     -----------------

Capital investments                                    $(2.9)   $(1.9)
Net retirements of long-term debt and leases            (4.2)    (5.4)
Cash paid for treasury shares                          (13.3)    (7.2)


     For the first nine months of fiscal 2006, operating activities provided net cash of $20.3 million, compared to $7.3 million of cash during the first nine months of 2005. So far in 2006, the company has spent $4.8 million of cash for business transformation costs. Changes in assets and liabilities created $2.9 million of cash, primarily as a result of the final liquidation of inventories at the Chicago exhaust warehouse.

     The company spent $13.3 million during the first nine months of 2006 to repurchase 660,000 shares of its common stock as part of a $50 million share repurchase program that began in February 2005. The company used the balance of its free cash flow to temporarily reduce debt. Through the end of the third quarter, the company has spent $28.1 million to repurchase 1.4 million shares, leaving $21.9 million remaining under the repurchase authorization.

     "Our cash flow results to date are in line with our full-year guidance of cash flow from operating activities of $27 to $30 million," Feldman said.

     2006 Third Quarter and First Nine Months Results

     Sales and revenues for the third quarter were $45.3 million, down from $48.7 million last year. For the first nine months, sales and revenues were $133.0 million, down from $148.5 million in 2005.

     The decline in revenue in both periods was primarily due to lower replacement part sales and product royalties as a result of the company's withdrawal from the exhaust manufacturing and distribution business during the second half of 2005.

     Franchise royalties and license fees were $16.6 million for the third quarter and $48.7 million for the first nine months, compared to $16.8 million and $49.6 million, respectively, last year. The decline in franchise royalties for the quarter is a result of lower retail sales in the U.S. Midas system, while the decline for the nine-month period is also affected by the comparison of this year's results to the effects of a one-time positive adjustment in Canadian royalties in the first quarter of 2005.

     Real estate revenues were $9.1 million for the quarter and $27.3 million for the first nine months, compared to $9.1 million and $27.0 million for the same periods a year ago.

     Retail sales at Midas' 75 company-owned shops in the United States were $10.8 million for the third quarter and $30.8 million for the first nine months, up from $9.6 million and $28.3 million, respectively, in 2005. There were six additional company shops in the third quarter this year compared to 2005.

     Replacement part sales and product royalties were $7.8 million for the quarter and $23.3 million for the first nine months, down from $12.4 million and $41.2 million for the same periods last year, as a result of the company's exit from the exhaust distribution business. Going forward, replacement part sales will come from the sale of tires, batteries, oil and equipment to Midas dealers.

     Selling, general and administrative (SG&A) expenses were $21.4 million for the quarter and $65.8 million for the first nine months, compared to $22.9 million and $68.4 million for the same periods in 2005. This year's SG&A for the third quarter and first nine months includes $0.5 million and $1.6 million, respectively, for the expensing of stock options under SFAS 123R.

     "We remain committed to a total SG&A target of $85 million for 2006, excluding the cost of SFAS 123R. We are on track to meet that commitment which represents a $6.0 million reduction from 2005," Feldman said.

     Midas reported operating income of $7.6 million for the third quarter and $22.0 million for the nine months, up from $4.8 million and $9.3 million, respectively, last year. Operating margin was 16.8 percent for the quarter and
16.5 percent for the nine months, up from 9.9 percent and 6.3 percent, respectively, for the same periods last year.

     Interest expense for the third quarter was $2.3 million and $6.8 million for the first nine months, compared to $2.4 million for the third quarter and $7.4 million for the first nine months in 2005. The company's bank debt was $62.2 million at the end of the third quarter.

     Midas recorded income tax expense of $2.3 million for the quarter. The company does not expect to pay a significant amount of income tax until the end of the decade because of net operating loss carry forwards of approximately $110 million generated in prior years.

     2006 Outlook

     Feldman said that the company re-affirms its previous guidance for 2006 revenues of $177 million and full-year operating income in the range of $29 to $30 million, excluding the effects of exhaust-related operating losses, restructuring charges, incremental SFAS 123R expenses and gains on asset sales.

     Midas is one of the world's largest providers of automotive service, offering brake, exhaust, maintenance, tires, steering and suspension services at nearly 2,600 franchised, licensed and company-owned Midas shops in 19 countries, including nearly 1,800 in the United States and Canada.

     RECONCILIATION OF GAAP TO NON-GAAP EARNINGS MEASURES

     The company presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results for the third quarters of fiscal 2006 and 2005 in a manner that may provide for more meaningful year-on-year comparisons of the company's core operating performance, including the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods.

     The company has been undergoing a multi-year business transformation process which has led to the closing or divestiture of unprofitable businesses. This included the 2002 decision to dispose of Parts Warehouse, Inc. ("PWI") locations, the 2003 decision to outsource the distribution of Midas-brand products and close all but one of the company's regional distribution centers, and the 2004 decision to exit exhaust manufacturing and distribution. The company has also agreed to contribute to a system-wide image upgrade program that will change the interior and exterior of Midas shops in North America. Each of these actions was a distinct and separate non-recurring transaction, and their magnitude required that they be done sequentially rather than simultaneously. In addition, the relevant accounting literature during this period, including EITF 94-3 and SFAS No. 146, required that certain of the costs be accrued over time rather than taken up-front. This led to restructuring charges in fiscal 2002 through fiscal 2006.

     Because the amount of these restructuring charges has varied significantly from quarter to quarter, the company believes it is important for the financial statement reader to understand the operating performance of the company without these items. This allows for more meaningful year-on-year comparisons of the core business that remains at the conclusion of these restructuring activities.

     The company has also elected to reflect the impact of the adoption of SFAS No. 123R (Share-Based Payment) as this cost was new for fiscal 2006 and affects comparability.

     The company believes investors may find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period. This is further supported by the following facts:

     -- Published third party analyst estimates of earnings exclude certain of these items;

     -- Financial covenants under the company's bank agreements have been and continue to be measured based upon operating performance without certain of these items; and

     -- Awards under the company's incentive compensation plans are calculated based on targets and actual earnings that exclude certain of these items.

     The company's reference to these non-GAAP results should be considered in addition to results that are prepared under current accounting standards but should not be considered a substitute for results that are presented as consistent with GAAP.

     FORWARD LOOKING STATEMENTS AND RISK FACTORS

     This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2005 annual report on Form 10-K and subsequent filings.


                                   MIDAS, INC.
                 CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
                  (In millions, except for earnings per share)

                              For the quarter     For the nine months
                               ended fiscal          ended fiscal
                                 September             September
                           --------------------- ---------------------
                              2006       2005       2006       2005
                           ---------- ---------- ---------- ----------
                           (13 weeks) (13 weeks) (39 weeks) (39 weeks)

Sales and revenues:
  Franchise royalties and
   license fees                $16.6      $16.8      $48.7      $49.6
  Real estate revenues           9.1        9.1       27.3       27.0
  Company-operated shop
   retail sales                 10.8        9.6       30.8       28.3
  Replacement part sales
   and product royalties         7.8       12.4       23.3       41.2
  Other                          1.0        0.8        2.9        2.4
                           ---------- ---------- ---------- ----------
    Total sales and
     revenues                   45.3       48.7      133.0      148.5
                           ---------- ---------- ---------- ----------

Cost of sales and revenues:
  Real estate cost of
   revenues                      5.4        5.4       16.7       16.6
  Company-operated shop
   cost of sales                 2.7        2.2        7.4        6.6
  Replacement part cost of
   sales                         6.4       10.3       19.3       33.1
  Warranty expense               1.4        1.7        4.3        5.4
  Business transformation
   charges (inventory
   write-down)                    --         --         --        4.1
                           ---------- ---------- ---------- ----------
    Total cost of sales and
     revenues                   15.9       19.6       47.7       65.8
                           ---------- ---------- ---------- ----------

    Gross profit                29.4       29.1       85.3       82.7

Selling, general, and
 administrative expenses        21.4       22.9       65.8       68.4
Gain on sale of assets            --      ( 0.1)     ( 3.4)     ( 2.0)
Business transformation
 charges                         0.4        1.5        0.9        7.0
                           ---------- ---------- ---------- ----------

    Operating income             7.6        4.8       22.0        9.3

Interest expense               ( 2.3)     ( 2.4)     ( 6.8)     ( 7.4)
Other income, net                0.3         --        0.8        0.6
                           ---------- ---------- ---------- ----------

    Income before income
     taxes                       5.6        2.4       16.0        2.5
Income tax expense               2.3        0.9        6.3        0.9
                           ---------- ---------- ---------- ----------

    Net income                  $3.3       $1.5       $9.7       $1.6
                           ========== ========== ========== ==========

Earnings per share:
  Basic                        $0.22      $0.09      $0.63      $0.10
                           ========== ========== ========== ==========
  Diluted                      $0.21      $0.09      $0.62      $0.09
                           ========== ========== ========== ==========


Average number of shares:
  Common shares outstanding     15.0       15.8       15.2       15.8
  Common stock warrants          0.1        0.1        0.1        0.1
                           ---------- ---------- ---------- ----------
  Shares applicable to
   basic earnings               15.1       15.9       15.3       15.9
  Equivalent shares on
   outstanding stock awards      0.4        0.7        0.3        0.7
                           ---------- ---------- ---------- ----------
  Shares applicable to
   diluted earnings             15.5       16.6       15.6       16.6
                           ========== ========== ========== ==========


Capital expenditures            $1.4       $0.9       $2.9       $1.9
                           ========== ========== ========== ==========


                                   MIDAS, INC.
                            CONDENSED BALANCE SHEETS
                                  (In millions)

                                                Fiscal       Fiscal
                                              September     December
                                                 2006         2005
                                             ------------ ------------
                                             (Unaudited)
Assets:
Current assets:
   Cash and cash equivalents                        $1.3         $1.4
   Receivables, net                                 30.8         33.5
   Inventories, net                                  3.5          6.8
   Deferred income taxes                             8.0          9.1
   Prepaid assets                                    3.7          3.3
   Other current assets                              3.4          3.2
                                             ------------ ------------
      Total current assets                          50.7         57.3
Property and equipment, net                        100.8        104.6
Intangible assets                                    1.6           --
Deferred income taxes                               55.4         59.5
Other assets                                        17.0         17.8
                                             ------------ ------------
      Total assets                                $225.5       $239.2
                                             ============ ============

Liabilities and equity:
Current liabilities:
   Current portion of long-term obligations         $2.0         $1.9
   Accounts payable                                 12.3         13.6
   Accrued expenses                                 25.5         31.7
                                             ------------ ------------
      Total current liabilities                     39.8         47.2
Long-term debt                                      62.2         65.0
Obligations under capital leases                     3.3          4.1
Finance lease obligation                            34.2         35.9
Accrued warranty                                    30.1         30.7
Other liabilities                                    5.2          6.8
                                             ------------ ------------
      Total liabilities                            174.8        189.7
                                             ------------ ------------

Shareholders' equity:
 Common stock ($.001 par value, 100 million
  shares authorized, 17.7 million and 17.7
  million shares issued) and paid-in capital        12.6         19.8
   Treasury stock, at cost (2.4 million
    shares and 2.0 million shares)                 (51.2)       (45.0)
   Unamortized restricted stock awards                --         (4.2)
   Retained income                                  90.8         81.1
   Cumulative other comprehensive loss              (1.5)        (2.2)
                                             ------------ ------------
      Total shareholders' equity                    50.7         49.5
                                             ------------ ------------
      Total liabilities and shareholders'
       equity                                     $225.5       $239.2
                                             ============ ============

     CONTACT: Midas, Inc.
              Bob Troyer, 630-438-3016